Exhibit 10.1
SPS COMMERCE, INC.
AMENDMENT TO
AMENDED AND RESTATED EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Amendment to Amended and Restated Executive Severance and Change in Control Agreement (the “Amendment”), dated effective as of March 1, 2023 (the “Effective Date”), is entered into by and between Archie C. Black (“Employee”), and SPS Commerce, Inc., a Delaware corporation, with offices at SPS Tower, 333 South Seventh Street, Suite 1000, Minneapolis, Minnesota 55402 (“Employer”).
WHEREAS, Employer and Employee are parties to that certain Amended and Restated Executive Severance and Change in Control Agreement dated effective as of February 13, 2020 (the “Agreement”); and
WHEREAS, Employer and Employee desire to amend certain language of the Agreement as set forth in this Amendment.
For the reasons set forth above, and in consideration of the mutual promises and agreements hereinafter set forth, Employer and Employee agree as follows:
1.    Effective as of the Effective Date, the first paragraph of Sections 4 of the Agreement is deleted in its entirety and replaced with the following language:
4. RETIREMENT.  If (i) the sum of Employee’s age plus years of service as an employee of Employer is 78 or greater, (ii) Employee provides no less than six (6) months’ written notice of Employee’s retirement from employment with Employer to the Chair of Employer’s Board of Directors (the “Board Chair”), (iii) Employee continues to perform full-time services for Employer (A) materially consistent with the full-time responsibilities and services performed by Employee prior to the date on which Employee provides written notice of Employee’s retirement from employment with Employer to the Board Chair or (B) substantive services as the Executive Chair of the Company through the Termination Date, and (iv) Employee’s Termination Date occurs on or after the retirement date identified by Employee (and such Termination Date is no earlier than six (6) months after the date on which Employee provided written notice of Employee’s retirement to the Board Chair) (a “Retirement”); provided, however, Employer may in its sole discretion designate a Termination Date that is after the date on which Employee provides written notice of Employee’s retirement from employment with Employer to the Board Chair and prior to the retirement date identified by Employee, then, subject to the conditions identified in Section 4.c and the provisions of Section 10 below:
2.    Employee understands and voluntarily consents to each of the changes to the Agreement as included in this Amendment.
3.    All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
4.    Other than as expressly amended in this Amendment, the Agreement shall continue in full force and effect, as so amended by this Amendment.

EMPLOYEE	SPS COMMERCE, INC.
EMPLOYER

By: /s/ ARCHIE BLACK	By: /s/ JAMES FROME

James Frome
President

Date: March 1, 2023	Date: March 1, 2023